Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Melissa Stallard
757-519-9300 x 3010
mkstallard@portfoliorecovery.com

PORTFOLIO RECOVERY ASSOCIATES REPORTS FIRST QUARTER 2003 RESULTS

Net Income Grows to $4.5 Million; Per-Share Earnings Rise to $0.29

NORFOLK, Va., April 23, 2003 – Portfolio Recovery Associates, Inc. (Nasdaq: PRAA), a company that purchases, collects and manages portfolios of defaulted consumer receivables, today reported net income of $4.5 million, or $0.29 per fully-diluted share, for the quarter ended March 31, 2003.

The company’s first-quarter 2003 earnings compare with pro forma net income of $2.2 million, or $0.19 per fully-diluted share, for the quarter ended March 31, 2002. The pro forma adjustment reflects the impact of corporate income tax on the pre-IPO period due to the company’s conversion from a limited liability company to a corporation in connection with its November 2002 initial public offering.

Total revenue rose to $18.3 million in the first quarter of 2003 from $11.6 million in the same period a year ago.

“Portfolio Recovery Associates’ solid first-quarter performance again reflects our ability to successfully execute our strategy of consistent, controlled growth and careful attention to expenses,” said Steven D. Fredrickson, Chairman, President and Chief Executive Officer. “In addition to continued improvement in the efficiency of our debt-collection operations during the quarter, we once again took advantage of the market’s ample supply of defaulted consumer debt and acquired an additional $831 million of face-value paper at very compelling prices.”

Financial and Operating Highlights

•	Net income of $4.5 million in the first quarter of 2003 more than doubled as compared to the pro forma net income from the year-ago period. Continued improvement in debt-collection efficiency was again an important driver of profitability, as was the quality of the debt portfolios the company has been able to acquire over time.

•	First quarter 2003 total revenue of $18.3 million represents growth of 58% from the year-ago period. The revenue for the period consists of cash receipts, less an amortization rate of 33%, which was applied to reduce the carrying value of the owned debt portfolios that produced cash collections in the period.

•	Cash collections totaled $26.4 million in the first quarter of 2003, up from $18.0 million in the year-ago period. Cash collections per hour paid, which is the company’s key measure of collector performance, increased to $114.41 in the first quarter of 2003 from $96.37 for full-year 2002.

•	Portfolio Recovery Associates opened its third call center in Hampton, Va., in March 2003 and by the end of the first quarter employed 78 collectors at the facility. The company intends to continue to add staff to the Hampton center, which can accommodate 255 collectors, at a gradual pace driven by demand.

•	The company purchased $831 million of face-value debt during the first quarter of 2003 for $17.7 million, a blended rate of 2.13%. This debt was purchased from 12 different sellers and reflects the large amount of well-priced defaulted consumer debt available in the market.

“Portfolio Recovery Associates made strong progress in key areas of the business during the first quarter, allowing us to double net income and dramatically improve productivity even as we added capacity with the opening of the Hampton facility,” said Kevin P. Stevenson, Chief Financial Officer. “The company accomplished this while keeping our balance sheet strong, providing us with ample resources to continue expanding in a controlled and profitable manner.”

Conference Call Information

The company will hold a conference call with investors today, April 23, 2003, at 5:30 p.m. EDT to discuss its results. Investors can access the call live by dialing 800-299-7089 for domestic callers or 617-801-9714 for international callers and using the pass code 9477259.

In addition, investors may listen to the call via a taped replay, which will be available through April 30, 2003, by dialing 888-286-8010 for domestic callers or 617-801-6888 for international callers and using the pass code 66520685. The replay will be available about two hours after today’s conference call ends. Investors may also listen via Webcast, both live and archived, at the company’s Web site, www.portfoliorecovery.com.

About Portfolio Recovery Associates, Inc.

Portfolio Recovery Associates is a full-service provider of outsourced receivables management. Portfolio Recovery Associates purchases, collects and manages portfolios of defaulted consumer receivables. Defaulted consumer receivables are the unpaid obligations of individuals to credit originators, including banks, credit unions, consumer and auto finance companies, retail merchants and other service providers. The defaulted consumer receivables Portfolio Recovery Associates collects are either purchased from the credit originator or are collected on behalf of clients on a commission basis.

Except for the historical and financial information contained herein, some of the matters discussed in this news release include certain “forward-looking statements,” within the meaning of the federal securities laws, that relate to the Company’s future business, operating and capital needs and financial performance. Such statements are subject to a number of risks and uncertainties that may cause the actual events or future results to differ materially from those discussed herein. Such statements are based on the beliefs and assumptions of the Company’s management, as well as information currently available to them. Actual events or results may differ materially. Investors are advised to read the company’s filings with the Securities and Exchange Commission, including but not limited to, its Registration Statement on Form S-1 for its initial public offering and its Annual Report on Form 10-K for the year ended December 31, 2002. In this connection, we direct your particular attention to those sections entitled Risk Factors, for a more complete discussion of risks and uncertainties associated with the company’s business.

Portfolio Recovery Associates, Inc.
Unaudited Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,
	2003	2002
Revenues:
Income recognized on finance receivables	$17,618	$11,181
Commissions	698	376

Total revenue	18,316	11,557
Operating expenses:
Compensation and employee services	6,393	5,068
Outside legal and other fees and services	2,817	1,290
Communications	634	450
Rent and occupancy	245	173
Other operating expenses	474	306
Depreciation and amortization	300	211

Total operating expenses	10,863	7,498

Income from operations	7,453	4,059
Other income and (expense):
Interest income	20	2
Interest expense	(76)	(528)

Income before income taxes	7,397	3,533
Provision for income taxes	2,899	—

Net income	$4,498	$3,533
Pro forma income taxes	—	1,366

Pro forma net income	$4,498	$2,167

Pro forma net income per common share
Basic	$0.33	$0.22
Diluted	$0.29	$0.19
Pro forma weighted average number of shares outstanding
Basic	13,545	10,000
Diluted	15,591	11,485

Portfolio Recovery Associates, Inc.
Unaudited Consolidated Summary Statements of Financial Position
(in thousands, except per share amounts)

	March 31,	December 31,
ASSETS	2003	2002
Cash and cash equivalents	$12,072	$17,939
Finance receivables, net	74,418	65,526
Property and equipment, net	4,996	3,794
Other assets	1,211	1,008

Total assets	$92,697	$88,267

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued liabilities	$5,660	6,194
Long-term debt & capital lease obligations	1,543	1,465

Total liabilities	7,203	7,659
Stockholders’ equity:
Common stock, par value $0.01, authorized shares, 32,000, issued and outstanding shares - 13,550	136	135
Additional paid in capital	78,696	78,309
Retained earnings	6,662	2,164

Total stockholders’ equity	85,494	80,608

Total liabilities and stockholders’ equity	$92,697	$88,267

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